Exhibit 5.1

August 21, 2013

Legal Opinion of General Counsel of SAP AG

Registration Statement on Form S-8 Relating to the SAP Share Matching Plan

I am the General Counsel of SAP AG, a stock corporation organized under the laws of the Federal Republic of Germany (the “Company”), and I am familiar with the SAP Share Matching Plan (the “Plan”).

The Plan offers executives and employees of the Company and its affiliates the opportunity to buy no-par value ordinary voting bearer shares of the Company (the “Ordinary Shares”) and to obtain additional Ordinary Shares at no cost following the expiration of a lock-up period, all as provided in the Plan Documents (as defined below).

This opinion is given in connection with the filing by the Company with the U.S. Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”).

In connection therewith, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the terms of the Plan (the “Plan Terms”), (iii) the Articles of Incorporation (Satzung) of the Company, (iv) an excerpt with respect to the Company from the commercial register at the local court (Amtsgericht) in Mannheim, (v) resolutions (the “Resolutions”) adopted by the shareholders of the Company (i) on June 4, 2013, authorizing, among other things, the Executive Board of the Company to acquire, on or before June 3, 2018, shares in the Company representing a pro rata amount of capital stock of up to €120 million in aggregate and to offer for acquisition or to promise and/or transfer such shares, or shares that were acquired under authorisations granted previously, to employees of the Company and its downstream affiliates as well as to members of the managing bodies of its downstream affiliates, and (ii) on June 8, 2010 authorizing, among other things, the Executive Board of the Company to increase the Company’s capital stock on one or more occasions on or before June 7, 2015 by aggregate amount of up to €30 million against contribution in cash or in kind by issuing Ordinary shares to be used exclusively to grant shares to employees of the Company and its downstream affiliates (Authorized Capital III), (vi) the form of Trust and Custody Agreement (the “Form of Trust and Custody Agreement”) to be entered into between each participant in the Plan and UBS Deutschland AG, as trustee, (vii) the SAP 331 Share Matching Plan 2010 Plan Brochure, as amended to date and (viii) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. The Plan Terms, the Resolutions and the Form of Trust and Custody Agreement are referred to hereinafter as the “Plan Documents.”

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which were not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, I am of the opinion that the Ordinary Shares that may be transferred or issued for delivery under the Plan, will be, when transferred or issued and paid for in accordance with the Plan Documents, validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the Federal Republic of Germany, and I express no opinion as to the laws of any other jurisdiction.

This opinion is delivered to you solely in connection with the Registration Statement and may not be used, circulated, quoted or otherwise referred to or relied upon for any other purpose or by any other person or entity without my express prior written permission.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

Very truly yours,

/s/ Michael Junge